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                                                                  EXHIBIT 99.1
                 AIRGAS REPORTS SOFTNESS IN SALES AND EARNINGS

RADNOR, PA, December 18, 1998 -- Airgas, Inc. (NYSE - ARG) announced today that sales have continued to soften in the fiscal third quarter (which ends December 31, 1998). Same-store sales in the October-November period were
slightly below the prior year.   Lower revenues, coupled with the high level
of repositioning activity and expense, will likely result in after-tax cash flow (net earnings plus depreciation, amortization and deferred income taxes) of $.42 - $.47 per share compared with $.48 per share last year, and earnings from operations of $.07 - $.12 per share, compared to the $.17 per share reported in last year's third quarter. Completion of the previously announced divestiture of the calcium carbide and carbon products manufacturing operations, expected late in the quarter, would result in a gain of approximately $.19 per share.

Chairman and Chief Executive Officer Peter McCausland said, "Unfortunately, several segments of the U.S. industrial economy which Airgas serves have slowed dramatically at the same time that we are experiencing a high level of expenses associated with our Repositioning program and computer conversions. We see weakness in important customer segments such as oil and gas exploration and production, agricultural and farm machinery, and forest and paper products. In response to the weakening in these segments, we are taking actions to reduce future investments in, and accelerate the benefits of, the Airgas Direct Industrial infrastructure-build. In addition, we are implementing a company-wide cost improvement program. We are restricting
acquisitions to industrial gas distributors.   We continue to divest non-core
businesses. We are aggressively managing capital expenditures and have targeted working capital improvements."

Airgas is committed to making near-term improvements in financial performance while not jeopardizing the longer term ability to better meet the changing customer needs driven by consolidation of customer segments and aggressive initiatives by customers in supply chain management. Airgas, with its national network and extended product and service offerings will be ready to meet future customer requirements.

Airgas expects to report its fiscal third quarter results on January 28, 1999.

Airgas, Inc. is the largest distributor of industrial, medical and specialty gases and related equipment in the United States. Its distributor network includes over 700 locations in 44 states.

                          Forward-Looking Statements

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. Airgas intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, and the making of such statements should not be regarded as a representation by Airgas or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include underlying market conditions, continued growth in same-store sales, costs and potential disruptive effects of the "Repositioning for Growth" initiative, implementation of information technology projects, the success and timing of intended divestitures, and factors described in the Company's reports, including Form 10-Q, dated September 30, 1998, filed by the Company with the Securities and Exchange Commission.

CONTACT:  Airgas, Inc.
          Jim Rapp, (610) 902-6224 or
          Visit our web site at www.airgas.com